Exhibit 8.1

A LIMITED LIABILITY PARTNERSHIP AMERICAN LAWYERS TELEPHONE: 852-2826-8688 FACSIMILE: 852-2522-2280 WWW.SULLCROM.COM WILLIAM Y. CHUA MICHAEL G. DESOMBRE CHUN WEI RESIDENT PARTNERS ADMITTED IN NEW YORK	28th Floor Nine Queen’s Road Central Hong Kong BEIJING • TOKYO MELBOURNE • SYDNEY FRANKFURT • LONDON • PARIS LOS ANGELES • NEW YORK • PALO ALTO • WASHINGTON, D.C.
February 25, 2010
Redgate Media Group,
     8th Floor, CITIC Building, Tower B,
          9 Jianguomenwai Street, Chaoyang District,
               Beijing 100004, People’s Republic of China.
Ladies and Gentlemen:
          We have acted as special tax counsel to Redgate Media Group (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 3,750,000 American depositary shares, or ADSs, of the Company. We hereby confirm our opinion set forth under the heading “Taxation — United States Federal Income Taxation” in the Prospectus of the Company with respect to the ADSs, which is part of the Company’s Registration Statement on Form F-1 (the “Registration Statement”) filed on February 19, 2010.
          We hereby consent to the reference to us in the Prospectus under the caption “Taxation — United States Federal Income Taxation” and the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP is a registered limited liability partnership established under the laws of the State of New York.
The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at www.sullcrom.com.